Exhibit 10.33

This Technology License Agreement (“Agreement”) is made and entered into the 22 day of August 2001 (“Effective Date”)

BETWEEN

ARM LIMITED whose registered office is situated at 110 Fulbourn Road, Cambridge CB1 9NJ, England (“ARM”)

and

HYNIX SEMICONDUCTOR INC. a company organised and existing under the laws of the Republic of Korea and whose principal place of business is situated at San 136-1, Ami-ri, Bubal-eub, Ichon-si, Kyoungki-do, Republic of Korea (“LICENSEE”).

WHEREAS

A.	LICENSEE has requested ARM and ARM has agreed to license LICENSEE to manufacture and distribute certain ARM Secure Core Based Products (as defined below) on the following terms and conditions.

B.	Therefore, in consideration of the mutual representations, warranties, covenants, and other terms and conditions contained herein, the parties agree as follows:

1.	Definitions

1.1	“ARM Secure Core” means the ARM Secure Core identified in the Technical Reference Manual [DDI-0207-A].

1.2	“ARM Secure Core Synthesizable Source” means together; (i) the Synthesizable RTL; (ii) the Synthesis Scripts; and (iii) the Synthesis Reference Deliverables.

1.3	“ARMv4T Instruction Sets” means both the ARMv4 instruction set and Thumb instruction set as defined in the ARM Architecture Reference Manual [ARM DDI 0100].

1.4	“ARM Secure Core Transfer Materials” means together; (i) the ARM Secure Core Synthesizable Source; (ii) the Implementation Guide; (iii) the Synthesizable Functional Test Vectors; (iv) the Technical Reference Manual; (v) the AVS; (vi) the Core Self Test Programs, together with any Updates thereto delivered to LICENSEE by ARM from time to time; and (vii) any relevant supplemental documentation released by ARM to its other licensees from time to time.

1.5	“ARM Secure Core Based Product(s)” means any chip designed and manufactured by or for LICENSEE which is offered for sale solely for use in applications where secure processing is specified and which contains at a minimum; (i) a Microarchitecture Compliant Core; and (ii) LICENSEE or LICENSEE’s customer’s circuitry which adds significant functionality.

1.6	“ARM Transfer Materials” means together; (1) the ARM Secure Core Transfer Materials; and (ii) the MME Transfer Materials.

1.7	“Authorized Distributor” means any distributor appointed, in writing, by LICENSEE.

1.8	“AVS” means the ARM architectural validation suite identified in Schedule 1 Part H.

1.9	“Claim” means a written notice of infringement received by ARM from a third party demanding that ARM cease and desist from such alleged Intellectual Property infringement.

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1.10	“Confidential Information” means; (i) any trade secrets relating to the ARM Secure Core and the ARM Transfer Materials; (ii) any information designated in writing by either party, by appropriate legend, as confidential; (iii) any information which if first disclosed orally is identified as confidential at the time of disclosure and is thereafter reduced to writing for confirmation and sent to the other party within thirty (30) days after its oral disclosure and designated, by appropriate legend, as confidential; and (iv) the terms and conditions of this Agreement.

1.11	“Core Self Test Programs” means the programs identified in Schedule 1 Part K Item K1.

1.12	“Documentation” means the documentation identified in Schedule 2 Part A.

1.13	“Effective Date” means the date of this Agreement, subject always to the provisions of Clause 15.13.

1.14	“End User License” means a license agreement substantially in the form set out in Schedule 6.

1.15	“Implementation Guide” means the documentation identified in Schedule 1 Part B.

1.16	“Intellectual Property” means any patents, patent rights, trade marks, service marks, registered designs, topography or semiconductor maskwork rights, applications for any of the foregoing, copyright, unregistered design right, trade secrets and know-how and any other similar protected rights in any country.

1.17	“LICENSEE’s Synthesis Timing Constraints File” means such timing constraints file as the LICENSEE shall finalise prior to final synthesis.

1.18	“Microarchitecture Compliant Core” means an implementation of an ARM Secure Core manufactured under licence from ARM and which:

(i)	executes each and every instruction in the ARMv4T Instruction Sets;

(ii)	executes no additional instructions to those contained in the ARMv4T Instruction Sets;

(iii)	exhibits a Pipeline Length of 3;

(iv)	exhibits a Von Neumann Architecture;

(v)	is Single Issue or Multiple Issue, as appropriate for the respective ARM Secure Core as identified in the relevant Technical Reference Manual;

(vi)	implements the programmer’s model as identified in the ARM Architecture Reference Manual;

(vii)	passes the respective Synthesizable Functional Test Vectors; and

(viii)	has been verified in accordance with the provisions of Clause 3.

1.19	“MME Macrocell” means the MME hardware accelerator specified in the MME Technical Reference manual SC043-TRM-0001-A.

1.20	“MME Synthesizable RTL” means the deliverable identified in Schedule 2 Part B Section 1.

1.21	“MME Synthesis Scripts” means the deliverables identified in Schedule 2 Part B Section 2.

1.22	“MME Synthesizable Source” means together, (i) the MME Synthesizable RTL; and (ii) the MME Synthesis Scripts.

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1.23	“MME Transfer Materials” means together (i) the MME Synthesizable Source; (ii) the MME Validation Suite; (iii) the Documentation; (iv) the Software, together with any Updates thereto delivered to LICENSEE by ARM from time to time; and (iv) any relevant supplemental documentation released by ARM to licensees from time to time.

1.24	“NSP” means the net sales price of any ARM Secure Core Based Product calculated by taking the aggregate invoice price charged on arms length terms by LICENSEE and its Subsidiaries in the sale or distribution of any ARM Secure Core Based Product, less any; (i) value added, turnover, import, or other tax, duty or tariff payable thereon; (ii) freight, insurance costs incurred; and (iii) amounts actually repaid or credited with respect to any ARM Secure Core Based Products returned.

1.25	“MME Validation Suite” means the deliverables identified in Schedule 2 Part C.

1.26	“Packaging” means the materials used to encapsulate the silicon of an ARM Secure Core Based Product.

1.27	“Pipeline Length” means the number of clocked stages through which each single-cycle instruction must pass to complete the execution of such instruction.

1.28	“Single Issue” means that only one instruction is issued for execution within the integer unit in any single clock cycle (where for the purposes of this definition “clock” means the clock that advances the pipeline).

1.29	“Software” means the example support software for the MME Macrocell as identified in Schedule 2 Part D, together with any Updates thereto delivered to LICENSEE by ARM from time to time.

1.30	“Subsidiary” means any company the majority of whose voting shares is now or hereafter owned or controlled, directly or indirectly, by a party hereto or any company a majority of whose voting shares is now or hereafter owned or controlled, directly or indirectly, by any of the aforementioned entities. The company shall be considered a Subsidiary only so long as such control exists.

1.31	“Synthesizable Functional Test Vectors” means the synthesizable functional test vectors identified in Schedule 1 Part D.

1.32	“Synthesis Reference Deliverables” means the deliverables identified in Schedule 1 Part C Section 3.

1.33	“Synthesizable RTL” means the deliverables identified in Schedule 1 Part C Section 1.

1.34	“Synthesis Scripts” means the deliverables identified in Schedule 1 Part C Section 2.

1.35	“Technical Reference Manual” means the technical reference manual identified in Schedule 1 Part A.

1.36	“Trademarks” means the trademarks identified in Schedule 3.

1.37	“Updates” means any enhancements and modifications including but not limited to any error corrections to the ARM Transfer Materials including any documentation associated therewith, designed by, or for ARM, the incorporation of which ARM, in its absolute discretion, decides does not cause a new product to be created.

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1.38	“Unique ARM Secure Core Based Product” means a device manufactured by or for LICENSEE and which has a unique part number; except that a device shall not be a Unique ARM Secure Core Based Product if the device has a different part number for any or all of the following reasons:

(i)	because it is an optically shrunk version of an otherwise unmodified (except to the extent accommodated by this definition) Unique ARM Secure Core Based Product;

(ii)	because it is a version of an otherwise unmodified (except to the extent accommodated by this definition) Unique ARM Secure Core Based Product that has been ported to a different set of process design rules;

(iii)	because it is an otherwise unmodified (except to the extent accommodated by this definition) Unique ARM Secure Core Based Product that has a different on chip memory size;

(iv)	because it is an otherwise unmodified (except to the extent accommodated by this definition) Unique ARM Secure Core Based Product that has a different on chip memory content;

(v)	because it is an otherwise unmodified (except to the extent accommodated by this definition) Unique ARM Secure Core Based Product that has a different on chip memory type;

(vi)	because it is an otherwise unmodified (except to the extent accommodated by this definition) Unique ARM Secure Core Based Product that incorporates a bug fix (to conform to original specification for the Unique ARM Secure Core Based Product); and

(vii)	because it is an otherwise unmodified (except to the extent accommodated by this definition) Unique ARM Secure Core Based Product that incorporates a different revision of the ARM Transfer Materials delivered by ARM to LICENSEE from time to time.

1.39	“Von Neumann Architecture” means a microprocessor architecture which dictates that the instruction stream for the integer unit shares the same port with the data stream for such integer unit.

2.	Licence

2.1	Subject to the provisions of Clause 9 (Confidentiality) and the payment of appropriate fees in accordance with the provisions of Clause 5, ARM hereby grants to LICENSEE, under ARM’s Intellectual Property, a non-transferable (subject to Clause 15.3), non-exclusive, perpetual (subject to termination in accordance with the provisions of Clause 13) world-wide licence, to;

ARM Secure Core Based Products

(i)	use and copy the AVS and the MME Validation Suite only for the purposes of designing ARM Secure Core Based Products;

modify the MME testbench in Verilog identified as Item Cl in Schedule 2 Part C;

(ii)	use, copy and modify the Core Self Test Programs only for the purposes of designing ARM Secure Core Based Products;

(iii)	use and copy; (a) the Implementation Guide; and (b) the Synthesisable Reference Deliverables, only for the purposes of designing ARM Secure Core Based Products;

modify the SC100 Core Verilog GTECH Synthesis Command Files identified as Item C3 in Schedule 1 Part C Section 3;

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(iv)	use, copy and modify (solely to the extent necessary to run the following deliverables on LICENSEE’s tester or simulator) the Synthesizable Functional Test Vectors, only for the purposes of designing ARM Secure Core Based Products;

(v)	use, copy and modify (only for the purpose of substituting functional blocks in the Synthesizable RTL with functionally equivalent LICENSEE or LICENSEE’s customer’s functional blocks); (i) the Synthesizable RTL; and (ii) the MME Synthesizable RTL, only for the purposes of designing ARM Secure Core Based Products;

(vi)	use, copy and modify; (i) the Synthesis Scripts; and (ii) the MME Synthesis Scripts, only for the purposes of designing ARM Secure Core Based Products;

(vii)	manufacture and have manufactured (subject to the provisions of Clause 2.2) the ARM Secure Core Based Products created under the licences granted in Clauses 2.1(i) to 2.l(vi) inclusive;

(viii)	sell, supply and distribute ARM Secure Core Based Products manufactured under the licences granted in Clause 2.1(vii) to any third party and authorise Authorised Distributors to do the same;

(ix)	test and have tested (subject to the provisions of Clause 2.3) the ARM Secure Core Based Products manufactured under the licences granted in Clause 2.1(vii);

Technical Reference Manual and Documentation

(x)	use, copy, modify and distribute (solely to LICENSEE’s customers of ARM Secure Core Based Products and subject to the terms of a confidentiality agreement no less restrictive than those contained in this Agreement) the Technical Reference Manual only for the purposes of designing ARM Secure Core Based Products;

(xi)	use, copy, modify and distribute (solely to LICENSEE’s customers of ARM Secure Core Based Products and subject to the terms of a confidentiality agreement no less restrictive than those contained in this Agreement) the Documentation only for the purposes of designing ARM Secure Core Based Products;

Software

(xii)	use, copy and modify the Software; and

(xiii)	distribute the Software in source code or binary code form solely in conjunction with ARM Secure Core Based Products.

Have Manufactured

2.2	Subject to the provisions of Clause 9 (Confidentiality), LICENSEE may exercise its right to have ARM Secure Core Based Products manufactured by a third party manufacturer (“Manufacturer”) in accordance with the provisions of Clause 2.1 solely to manufacture ARM Secure Core Based Products for LICENSEE provided that; (a) LICENSEE agrees not to grant to the Manufacturer any license in respect of any ARM Transfer Materials for any other purpose; and (b) that each Manufacturer agrees;

(i)	to be bound by obligations of confidentiality no less restrictive than those contained in this Agreement;

(ii)	to supply units of the ARM Secure Core Based Product solely to LICENSEE; and

(iii)	to return any ARM Confidential Information and ARM Transfer Materials to LICENSEE on the earlier of; (a) the completion of the manufacture; and (b) the expiration of the

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confidentiality period for each ARM Transfer Material in accordance with the provisions of Clause 9.

If any Manufacturer breaches the provisions of any of Clauses 2.2(i) to 2.2(iii), LICENSEE agrees that such breach shall be treated as a material breach of this Agreement by LICENSEE which shall entitle ARM to terminate this Agreement in accordance with the provisions of Clause 13.2 and LICENSEE shall hold ARM harmless from and keep ARM indemnified against all and any loss, liability, costs, damages, expenses (including the fees of lawyers and other professionals), suffered, incurred or sustained as a result of or in relation to such breach.

Have Tested

2.3	Subject to the provisions of Clause 9 (Confidentiality), LICENSEE may exercise its right to have ARM Secure Core Based Products tested by a third party (“Test House”) in accordance with the provisions of Clause 2.1 provided that the Test House agrees:

(i)	to be bound by obligations of confidentiality no less restrictive than those contained in this Agreement; and

(ii)	to supply units of the tested ARM Secure Core Based Products solely to LICENSEE; and

(iii)	to return any ARM Confidential Information and ARM Transfer Materials to LICENSEE on the earlier of; (a) the completion of the test; and (b) the expiration of the confidentiality period for each ARM Transfer Material in accordance with the provisions of Clause 9.

If any Test House breaches the provisions of Clauses 2.3(i) to 2.3(iii), LICENSEE agrees that such breach shall be treated as a material breach of this Agreement by LICENSEE which shall entitle ARM to terminate this Agreement in accordance with the provisions of Clause 13.2 and LICENSEE shall hold ARM harmless from and keep ARM indemnified against all and any loss, liability, costs, damages, expenses (including the fees of lawyers and other professionals), suffered, incurred or sustained as a result of or in relation to such breach.

Have Designed

2.4	On receipt of a request from LICENSEE, ARM may on a case by case basis grant LICENSEE the right to have ARM Secure Core Based Products designed by a designer subcontracted by LICENSEE (“Designer”) provided that each Designer agrees;

(i)	to be bound by obligations of confidentiality no less restrictive than those contained in this Agreement; and

(ii)	to supply units of the tested ARM Secure Core Based Products solely to LICENSEE; and

(iii)	to return any ARM Confidential Information and ARM Transfer Materials to LICENSEE on the earlier of; (a) the completion of the design; and (b) the end of the confidentiality period for each ARM Transfer Material in accordance with the provisions of Clause 9.

If any Designer breaches the provisions of Clauses 2.4(i) to 2.4(iii), LICENSEE agrees that such breach shall be treated as a material breach of this Agreement by LICENSEE which shall entitle ARM to terminate this Agreement in accordance with the provisions of Clause 13.2 and LICENSEE shall hold ARM harmless from and keep ARM indemnified against all and any loss, liability, costs, damages, expenses (including the fees of lawyers and other professionals), suffered, incurred or sustained as a result of or in relation to such breach. The parties shall agree for each Designer which of the ARM Transfer Materials can be delivered to such Designer.

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2.5	No right is granted to LICENSEE to:

(i)	except as expressly granted in Clauses 2.1, sub-license any of the rights licensed to LICENSEE under Clause 2.1; or

(ii)	distribute any ARM Secure Core Based Product prior to verification in accordance with Clause 3, except that if it is the intention of LICENSEE, and LICENSEE does proceed, to verify a device in accordance with Clause 3.1 and 3.2, LICENSEE may distribute, in aggregate, up to two thousand (2000) prototype units of such device without having such devices verified provided that LICENSEE provides written evidence to ARM that; (a) the recipient of such devices is aware that such device has not passed the verification process by ARM; and (b) the recipient has agreed to keep the recipient’s use of the non verified device as confidential.

2.6	Except as specifically licensed in Clause 2.1, LICENSEE acquires no right, title or interest in the ARM Secure Cores, ARM Transfer Materials or any of ARM’s Intellectual Property embodied therein. In no event shall the License grant set out in Clause 2.1 be construed as granting LICENSEE, expressly or by implication, estoppel or otherwise, a license to use any ARM technology except the ARM Transfer Materials arid Software. LICENSEE shall reproduce and not remove or obscure any notice incorporated in the ARM Transfer Materials by ARM to protect ARM’s Intellectual Property or to acknowledge the copyright and/or contribution of any third party designer. LICENSEE shall incorporate corresponding notices and/or such other markings and notifications as ARM may reasonably require on all copies of the ARM Transfer Materials used or distributed by LICENSEE.

Subsidiaries

2.7	For the continuance of this Agreement, LICENSEE may exercise the right to include any Subsidiary as a licensee under the terms of this Agreement provided that;

(i)	such Subsidiary agrees in writing, as set out in Schedule 10 to be bound by the obligations of LICENSEE and to comply with all the terms and conditions of this Agreement;

(ii)	any breach of the terms and conditions of this Agreement by a Subsidiary shall constitute a breach of this Agreement by LICENSEE; and

(iii)	any termination of this Agreement in accordance with the provisions of Clause 13 shall be effective in respect of all Subsidiaries.

3.	Verification

3.1	For each ARM Secure Core implementation which is used in the manufacture of ARM Secure Core Based Products for sale and distribution by LICENSEE in accordance with the terms of this Agreement, LICENSEE shall in the course of generating such implementation use the ARM Transfer Materials to generate a netlist (each a “Synthesized Netlist”) which includes back-annotated delays derived from the physical layout of the Synthesized Netlist.

3.2	LICENSEE shall simulate the AVS on each Synthesized Netlist (defined in Clause 3.1).

3.3	LICENSEE shall deliver to ARM a copy of the log results generated by running the AVS on each respective Synthesized Netlist (the “Synthesized Log Results” for each Synthesized Netlist). Prior to delivery of such Synthesized Log Results LICENSEE shall give ARM as much advance warning as practicably possible of LICENSEE’S proposed delivery of such Synthesized Log Results.

3.4	Each Synthesized Netlist shall be verified for a particular process upon ARM’S acceptance of the Synthesized Log Results delivered by LICENSEE.

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3.5	The Synthesized Log Results shall be accepted when they indicate that no errors have been detected or where any errors detected have been jointly agreed, in good faith, and a waiver agreed between the parties.

3.6	ARM shall notify LICENSEE, in writing, within fifteen (15) days of delivery by LICENSEE of the Synthesized Log Results (“Synthesis Verification Period”), whether the Synthesized Log Results have been accepted by ARM or have failed the in verification process. In the event that ARM fails to confirm the result of the verification process within the Synthesis Verification Period, the Synthesized Log Results shall be deemed accepted by ARM. In the event that the Synthesized Log Results fail the verification process, ARM shall provide details of the errors which cause the failure to LICENSEE and LICENSEE shall endeavour to correct the errors. The parties shall repeat the above process until either; (i) the Synthesized Log Results are accepted; or (ii) LICENSEE withdraws the Synthesized Log Results from the verification process.

4.	Trademark License

4.1	ARM hereby grants to LICENSEE a non-transferrable (subject to Clause 15.3), non-exclusive, world-wide licence to use the Trademarks in the promotion and sale of ARM Secure Core Based Products.

4.2	LICENSEE shall use one of the Trademarks, in accordance with ARM’s guidelines set forth in Schedule 3 (“Guidelines”), on; (i) all ARM Secure Core Based Products sold or distributed by LICENSEE; and (ii) all documentation, promotional materials and software associated with such ARM Secure Core Based Products. ARM shall have the right to revise Schedule 3 and the Guidelines (including the right to add further trademarks or modify the Trademarks) provided that such revisions are made in respect of the Guidelines issued to all licencees of the Trademarks. Any such revisions shall be effective, upon written notice to LICENSEE; (a) for printed material upon ninety (90) days notice; and (b) immediately in respect of products to be manufactured after ninety (90) days from receipt of such notice.

4.3	LICENSEE shall submit samples of all documentation, packaging, and promotional or advertising materials bearing the Trademarks to ARM from time to time as requested by ARM to verify compliance with the Guidelines. LICENSEE shall immediately rectify any documentation, packaging, and promotional or advertising materials so as to comply with the Guidelines and cease using any non-compliant materials.

4.4	LICENSEE agrees to assist ARM in maintaining the validity of the Trademarks by retaining a record of its use of the Trademarks. Such records shall include samples of all uses of the Trademarks for each ARM Secure Core Based Product as well as information regarding the first use of each of the Trademarks in each country. Upon request from ARM, LICENSEE shall make available all such records to ARM.

4.5	Upon ARM’s request, LICENSEE shall provide, free of charge, samples of the use of the Trademarks for the purpose of trademark registration. LICENSEE shall support ARM in the application and maintenance of any registration for the Trademarks in the name of ARM. Upon request from ARM, LICENSEE shall execute any required registered user agreements (including any such other documents required by the applicable laws of any jurisdiction) for the Trademarks. In the event that LICENSEE fails to timely execute any such documents, LICENSEE hereby irrevocably appoints ARM as its attorney with respect to such matters. Any and all registrations for the Trademarks shall be procured by and for ARM, at ARM’s expense.

4.6	Except as provided by the terms of this Agreement, LICENSEE shall not use or register any trademark, service mark, device or logo or any word or mark confusingly similar to any of the Trademarks, in any jurisdiction.

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5.	Fees and Royalties

5.1	In consideration of the licenses granted in Clause 2.1 for the ARM Secure Core Transfer Materials, LICENSEE shall pay ARM a fee (each a “Core Licence Fee”) for each Unique ARM Secure Core Based Product developed by LICENSEE as set out in and in accordance with Schedule 7 Part A. If within three (3) years after the Effective Date, LICENSEE pays ARM [*****] Core Licence Fees for [*****] Unique ARM Secure Core Based Products, then during the continuance of this Agreement, LICENSEE shall not have any obligation to pay Core Licence Fees for the [*****] Unique ARM Secure Core Based Products.

5.2	In consideration of the licenses granted in Clause 2.1 for the MME Transfer Materials, LICENSEE shall pay, ARM a fee (“MME Licence Fee”) as set out in and in accordance with Schedule 7 Part B.

5.3	In consideration of the licenses granted in Clause 2.1, LICENSEE shall pay to ARM a royalty (“Royalty”), as determined in accordance with the table in Schedule 8, for each unit of ARM Secure Core Based Product sold, supplied or otherwise distributed by LICENSEE.

5.4	In consideration of the ARM Maintenance (defined in Clause 8.1) LICENSEE shall pay, ARM, annual fees (each a “Maintenance Fee”) as set out in and in accordance with Schedule 7 Part C. The Maintenance Fees shall be fixed for two (2) years after the Effective Date and thereafter shall be subject to re-negotiation between the parties.

5.5	In consideration of the ARM Support (defined in Clause 8.2) LICENSEE shall pay, ARM, annual fees (each a “Support Fee”) as set out in and in accordance with Schedule 7 Part D. The Support Fees shall be fixed for two (2) years after the Effective Date and thereafter shall be subject to re-negotiation between the parties.

5.6	Royalties (defined in Clause 5.3) due to ARM under this Agreement shall be paid in accordance with the terms set out in Schedule 4.

5.7	LICENSEE shall keep all records of account as are necessary to demonstrate compliance with its obligations under this Clause 5 for six (6) years from the date of each royalty report

5.8	ARM shall have the right for representatives of a firm of independent Chartered Accountants to which LICENSEE shall not unreasonably object (“Auditors”), to make an examination and audit, by appointment made at least thirty (30) days prior to the audit, during normal business hours, not more frequently than once annually, of all records and accounts as may under recognised accounting practices contain information including; (i) the number of units of ARM Secure Core Based Product and the number of cores per ARM Secure Core Based Product, sold or distributed by LICENSEE under this Agreement; and (ii) the amount of Royalties payable to ARM under this Clause 5. The Auditors will report to ARM only upon whether the Royalties paid to ARM by LICENSEE were or were not correct, and if incorrect, what are the correct amounts for the Royalties. LICENSEE shall be supplied with a copy of or sufficient extracts from any preliminary and final report prepared by the Auditors. The Auditor’s report shall (in the absence of clerical or manifest error) be final and binding on the parties. Such audit shall be at ARM’s expense unless it reveals an underpayment of Royalties of five per cent (5%) or more, in which case LICENSEE shall reimburse ARM for the costs of such audit. LICENSEE shall make good any underpayment of Royalties forthwith. If the audit identifies that LICENSEE has made an overpayment of Royalties, such overpayment will be credited with the next such payment or payments to be made by LICENSEE.

5.9	Any income or other tax which LICENSEE is required by law to pay or withhold on behalf of ARM with respect to any licence fees and/or Royalties payable to ARM under this Agreement shall be deducted from the amount of such licence fees and/or Royalties otherwise due, provided, however, that in regard to any such deduction, LICENSEE shall give such assistance as may be

[*****] - Portions of this exhibit are subject to a request for confidential treatment and have been redacted and filed separately with the Securities and Exchange Commission.

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necessary to enable or assist ARM to claim exemption therefrom, or credit therefor, and shall furnish ARM with such certificates and other evidence of deduction and payment thereof as ARM may properly require.

5.10	LICENSEE shall pay all licence fees and Royalties due to ARM under the terms of this Agreement within forty five (45) days of receipt of ARM’s original invoice therefor (“Due Date”).

5.11	If any sum under this Agreement is not paid by the Due Date (as defined in Clause 5.10), then (without prejudice to ARM’s other rights and remedies) ARM reserves the right to charge interest on such sum on a day to day basis (as well after as before any judgement) from the day after the Due Date to the date of payment at the rate of two and a half (2.5%) per cent per annum above the base rate of The Bank of England from time to time in force. Notwithstanding the foregoing. ARM may waive this requirement, at its sole discretion, in the event that LICENSEE gives ARM advance warning that it has good cause to believe that, for reasons beyond its control, it may be unable to pay any such sum on the Due Date.

6.	Delivery and Acceptance

6.1	ARM shall deliver the ARM Transfer Materials to LICENSEE in accordance with the delivery schedule set out in Schedule 9.

7.	Contract Management and Administration

7.1	The parties hereby appoint the following individuals as their respective contract administrator between ARM and LICENSEE with respect to this Agreement:

ARM	LICENSEE
For Legal Notices:	For Legal Notices, Corporate Issues, Financial Matters, Confidential Information, Design Transfer and Support

VP and general Counsel	Jay Ho Chac
ARM Limited	Vice President/System IC SBU, SP BU, MCU
110 Fulbourn Road	Hynix Semiconductor Inc.
Cambridge	1 Hyangjeong-dong Hungduk-gu
CB19JN	Cheongju-si
361-725 Korea

For Corporate Issues:
Chief Operations Officer
At the address above

For Financial Matters:
Financial Controller
At the address above

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For Confidential Information:

Manager of Core Licensing
At the Address above

For Design Transfer and Support	For Technical Matters

Manager of Core Licensing	As above
At the Fulbourn Road Address above

7.2	The contract administrators identified herein are appointed by the parties for the receipt and dispatch on their behalf all communications relating to this Agreement. The contract administrators shall also be responsible for the good progress of the parties’ performance under this Agreement and the timely resolution of all technical, administrative and commercial issues which may arise from time to time during the execution of this Agreement.

7.3	Each party reserves the right to change its appointment as above upon at least seven (7) days prior written notice to the other party’s then current corresponding liaison.

7.4	As soon as reasonably possible after the Effective Date, the parties shall mutually agree and publish a press release relating to the contents of this Agreement and the relationship thereby established between the parties.

8.	ARM Maintenance and Support

8.1	Subject to LICENSEE’s payment of the Maintenance Fees, ARM shall provide to LICENSEE, in respect of the ARM Transfer Materials through the parties’ contract administrator, with the following services (“ARM Maintenance”);

(i)	the use of commercially reasonable efforts to correct any defects in the ARM Transfer Materials which cause any of the ARM Transfer Materials not to operate in accordance with the functionality described in the datasheet and/or manual for the ARM Transfer Materials, as appropriate. If ARM determines that such defects are due to errors in such datasheet and/or manual provided by ARM shall promptly issue corrections to the datasheet and/or manual and shall not be required to revise the ARM Materials, provided that use of the ARM Transfer Materials by LICENSEE is not adversely affected thereby; and

(ii)	all Updates to the ARM Transfer Materials.

8.2	Subject to LICENSEE’s payment of the Support Fees, ARM shall provide to LICENSEE, in respect of the ARM Transfer Materials through the parties’ contract administrator, with the following services (“ARM Support”); reasonable telephone, e-mail and written consultation pertaining to the operation and application of the ARM Transfer Materials. The ARM Support provided under this Clause 8.2 shall be limited to a total of ten (10) person days per annum.

8.3	LICENSEE agrees to receive ARM Maintenance and ARM Support for the ARM Secure Core and the ARM Transfer Materials for two (2) years after the Effective Date and after such date may request ARM to continue the provision of ARM Maintenance and ARM Support subject to the payment of appropriate fees mutually agreed by the parties.

8.4	Upon LICENSEE requesting ARM Maintenance pursuant to Clause 8.1 or ARM Support pursuant to the provisions of Clause 8.2, LICENSEE shall promptly provide ARM with such samples and technical information as ARM may reasonably require to enable ARM to provide such ARM Maintenance or ARM Support, as appropriate.

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8.5	For the avoidance of doubt, ARM’s obligation under this Clause 8 is limited expressly to the provision of ARM Support only for LICENSEE and ARM shall be under no obligation to provide ARM Support for LICENSEE’s customers.

8.6	ARM Maintenance and ARM Support shall be provided from ARM’s premises in Cambridge, England. Nevertheless, ARM will use reasonable efforts to provide ARM Maintenance and ARM Support to LICENSEE, at LICENSEE’s premises, subject to LICENSEE bearing all reasonable travelling, accommodation and sustenance expenses incurred and agreed in advance in writing with both parties.

8.7	For the avoidance of doubt, ARM’s obligation under Clause 8.2 is limited expressly to the provision of ARM Support only for LICENSEE and ARM shall be under no obligation to provide ARM Support for LICENSEE’s customers.

8.8	Upon LICENSEE requesting ARM Support pursuant to the provisions of Clause 8, LICENSEE shall promptly provide ARM with such samples and technical information as ARM may reasonably require to enable ARM to provide ARM Support.

9.	Confidentiality

9.1	Except as provided by Clause 9.3 and 9.4, each party shall maintain in confidence the Confidential Information disclosed by the other party and apply security measures no less stringent than the measures that such party applies to protect its own Confidential Information, but not less than a reasonable degree of care, to prevent unauthorised disclosure and use of the Confidential Information. The period of confidentiality shall be fifteen (15) years with respect to each party’s Confidential Information.

9.2	LICENSEE agrees that it shall not use any of ARM’s Confidential Information other than for the purposes of designing, having designed, manufacturing, having manufactured, marketing and distributing ARM Secure Core Based Products whether alone or incorporated in other products and any other activities reasonably necessary in the normal course of business for LICENSEE to sell ARM Secure Core Based Products. ARM agrees that it shall only use LICENSEE’s Confidential Information for LICENSEE’s purposes.

9.3	Notwithstanding the foregoing; LICENSEE shall have the right to disclose layout derived from the Synthesizable RTL identified in Schedule 1 Part C Section 1 and the MME Synthesisable RTL identified in Schedule 2 Part B Section 1, to a Manufacturer (as defined in Clause 2.2) pursuant to the exercise of the “have manufactured” rights granted in Clause 2.1 under an NDA with substantially similar terms to this Clause 9 but also including a prohibition on the reverse engineering of the ARM Transfer Materials and/or the derivatives therefrom and except that the confidentiality period for each deliverable shall be at a minimum of ten (10) years from the date of disclosure.

9.4	Notwithstanding the foregoing, LICENSEE shall have the right to disclose the Core Self Test Programs, to a House (as defined in Clause 2.3) pursuant to the exercise of the have tested rights granted in Clause 2.1 under an NDA containing substantially similar terms to this Clause 9, except that the confidentiality period for each deliverable shall be at a minimum of five (5) years from the date of disclosure.

9.5	The provisions of this Clause 9 shall not apply to information which:

(i)	is known and has been reduced to tangible form by the receiving party prior to disclosure by the other party; or

(ii)	is published or otherwise made available to the public other than by a breach of this Agreement by the receiving party; or

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(iii)	is disclosed to the receiving patty by a third party without a duty of confidentiality; or

(iv)	is independently conceived by the receiving party provided that the receiving party is able to provide evidence of such independent conception in the form of written records; or

(v)	is released to the receiving party for disclosure to any third party, other than on a confidential basis, by the disclosing party in writing; or

(vi)	is approved for release by the disclosing party; or

(vii)	is released to a third party by the disclosing party without a duty of confidentiality; or

(viii)	is marked (N) in the Schedules of this Agreement.

9.6	For the avoidance of doubt, LICENSEE Royalty reports may be disclosed in confidence to ARM’s financial and legal advisors. In addition, ARM may disclose the total unit sales of ARM processor based products on an annual basis provided that the unit sales of such ARM Secure Core Based Products by LICENSEE are not separately identifiable or deducible therefrom.

10.	Warranties

10.1	Except as expressly provided in this Agreement, the ARM Transfer Materials and Software are supplied “as is” and ARM makes no representations and gives no warranties express, implied or statutory, including, without limitation, the implied warranties of satisfactory quality or fitness for a particular purpose in respect thereof.

10.2	ARM warrants, to LICENSEE, that;

(i)	the Intellectual Property in the ARM Transfer Materials does not infringe any third party copyright, design right, registered design right or maskwork right or tradesecret; and

(ii)	ARM has the right to enter into this Agreement.

10.3	ARM represents and warrants that as of the Effective Date, there are no pending Claims that have been made, or actions commenced, against ARM for breach by the ARM Transfer Materials of any third party Intellectual Property.

10.4	ARM warrants that the ARM Transfer Materials will be consistent and sufficient for a competent semiconductor manufacturer to produce Microarchitecture Compliant Cores, as the case may be, which meet the functionality and performance specified in the applicable Technical Reference Manual. LICENSEE’s remedy for any breach of such warranty shall be for ARM, as soon as is reasonably possible, to correct any errors in the appropriate ARM Transfer Materials and deliver such corrected materials to LICENSEE in accordance with the provisions of Clause 8.

10.5	LICENSEE acknowledges that the Software cannot be tested in every possible operation, and accordingly ARM does not warrant that the Software will be free from all defects or that there will be no interruption in their use. However, ARM warrants that the Software will comply with the description of their functionality specified in the related documentation. LICENSEE’s remedy for any breach of such warranty shall be for ARM, as soon as is reasonably possible, to correct any errors in the Software and deliver such corrected Software to LICENSEE.

10.6	ARM shall not be responsible for any recoverable or non-recoverable costs incurred, directly or indirectly, by LICENSEE in the design migration, processing, or manufacture of masks and prototypes, characterization or manufacture of production quality silicon in whatever quantity.

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11.	Infringement

11.1	LICENSEE shall notify ARM immediately upon learning of any claim which may be made or threatened that the exercise by LICENSEE of the rights hereby licensed constitutes an infringement of the patent, copyright, maskwork right, or trade secret (together “Rights”) of a third party and will not take any action in relation to such claim which may be prejudicial to the interests of ARM without the written consent of ARM.

11.2	ARM agrees that it will, at its expense, timely defend any suit instituted against LICENSEE and shall indemnify LICENSEE against any award of damages and costs made against LICENSEE in any such suit insofar as the same is based on a claim that the exercise by LICENSEE of its licensed rights under Clause 2.1, infringes any Right of a third party, provided that LICENSEE gives ARM timely notice in writing of the institution of such suit and permits ARM through ARM’s lawyers of choice to defend the same and LICENSEE provides all available information, assistance and authority to so defend. ARM shall have control of the defence of any such suit, including appeals, and of all negotiations for settlement, including the right to effect the settlement or compromise thereof.

11.3	In the event that rights licensed to LICENSEE under Clause 2.1 are, in any suit for infringement of any Right of a third party, held to constitute an infringement, ARM shall, at its option and expense, procure for LICENSEE the right to continue exercising its rights under Clause 2.1, or, to the extent commercially practicable, replace or modify the ARM Transfer Materials, as appropriate, provided that such replacement or modification of the ARM Transfer Materials maintain compatibility, so that the exercise by LICENSEE of its rights under Clause 2.1, does not constitute an infringement.

11.4	ARM shall have no liability under this Clause 11 with respect to any suit or claim to the extent that infringement is due solely to; ARM shall have no liability under this Clause for any infringement arising from;

(i)	the combination of the ARM Transfer Materials with other products not supplied by ARM if such infringement arises exclusively from such combination;

(ii)	the modification of the ARM Transfer Materials unless the modification was made or approved by ARM if such infringement arises exclusively from modification;

(iii)	any manufacturing process applied to the ARM Transfer Materials by LICENSEE or LICENSEE’S agent; or

(iv)	compliance by ARM with the LICENSEE requirement specification where such compliance necessarily lead to such infringement.

11.5

LICENSEE agrees that it will, at its expense, timely defend any suit instituted against ARM and shall indemnify ARM against any award of damages and costs made against ARM in any such suit insofar as the same is based on a claim that; (i) the combination of the ARM Transfer Materials with other products not supplied by ARM if such infringement arises exclusively from such combination; (ii) the modification of the ARM Transfer Materials unless the modification was made or approved by ARM if such infringement arises exclusively from modification; (iii) any manufacturing process applied to the ARM Transfer Materials by LICENSEE; or (iv) compliance by ARM with the LICENSEE requirement specification where such compliance necessarily lead to infringement, infringes any Right of a third party, provided that ARM gives LICENSEE timely notice in writing of the institution of such suit and permits LICENSEE through LICENSEE’s lawyers of choice to defend the same and ARM provides, at ARM’s expense, all available information, assistance and authority to so defend. LICENSEE shall have control of the defence of any such suit, including appeals, and of all negotiations for settlement, including the right to effect the settlement or compromise thereof. Notwithstanding the foregoing, LICENSEE shall not be

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liable under the indemnification provided in this Clause 11.5 unless it is held in any suit that the infringement has been caused by the wilful action of LICENSEE.

12.	Disclaimer of Consequential Damages and limitation of liability

12.1	IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES RESULTING FROM ITS PERFORMANCE OR FAILURE TO PERFORM UNDER THIS AGREEMENT, OR THE FURNISHING, PERFORMANCE OR USE OF THE ARM SECURE CORE OR ARM TRANSFER MATERIALS LICENSED HEREBY.

12.2	NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, ARM SHALL NOT BE LIABLE FOR ANY AMOUNTS IN EXCESS OF THE TOTAL CORE LICENCE FEES PAID TO ARM PURSUANT TO CLAUSE 5.1 OF THIS AGREEMENT FOR ALL PAYMENTS BY ARM TO LICENSEE MADE PURSUANT TO ALL CLAIMS IN ANY WAY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

12.3	NOTHING IN THIS CLAUSE SHALL OPERATE TO EXCLUDE LIABILITY FOR DEATH OR PERSONAL INJURY RESULTING FROM EITHER PARTY’S NEGLIGENCE.

12.4	If the Synthesizable RTL and MME Synthesizable RTL for the ARM Secure Core simulates substantially the functionality described in the Technical Reference Manual, ARM shall not be liable for any loss or damage suffered by LICENSEE as a result of the failure of any ARM Secure Core Based Product to provide security of data processed by the device. If an ARM Secure Core Based Product fails to provide security of data processed by it, ARM shall, subject to the provisions of Clause 12.2, only be liable for any loss or damage suffered by LICENSEE as a result of such failure to the extent that such loss or damage is a direct result of the Synthesizable RTL and MME Synthesizable RTL for the ARM Secure Core failing to simulate substantially the functionality described in the Technical Reference Manual.

13.	Term and Termination

13.1	This Agreement shall commence on the Effective Date and shall continue in force unless earlier terminated in accordance with the provisions of Clause 13.2.

13.2	Without prejudice to any other right or remedy which may be available to it, either party shall be entitled summarily to terminate this Agreement forthwith by giving written notice to the other, if the other party:

(i)	has committed a material breach of any of its obligations hereunder which is not capable of remedy; or

(ii)	has committed a material breach of any of its obligations hereunder which is capable of remedy but which has not been remedied within sixty (60) days following receipt of written notice to do so; or

(iii)	makes any voluntary arrangement with its creditors for the general settlement of its debts or becomes subject to an administration order; or

(iv)	has an order made against it, or passes a resolution, for its winding-up (except for the purposes of amalgamation or reconstruction) or has an encumbrancer take possession or has a receiver or similar officer appointed over all or substantially all of its property or assets.

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14.	Effect of Expiry and Termination

14.1	Upon termination of this Agreement by ARM pursuant to Clause 13.2, LICENSEE will immediately discontinue any use and distribution of all ARM Secure Core Based Products, the ARM Secure Core, the ARM Transfer Materials, any Intellectual Property embodied therein, and any ARM Confidential Information. LICENSEE shall, at ARM’s option, either destroy or return to ARM any Confidential Information, including any copies thereof in its possession, together with the ARM Transfer Materials in its possession. Within one month after termination of this Agreement LICENSEE will furnish to ARM a certificate signed by a duly authorised representative of LICENSEE that to the best of his or her knowledge, information and belief, after due enquiry, LICENSEE has complied with provisions of this Clause.

14.2	Unless this Agreement is terminated by LICENSEE in accordance with the provisions of Clause 13.2, the licenses granted to LICENSEE under the terms of this Agreement shall survive (subject to the terms and conditions of this Agreement) in the event that either; (i) ARM makes any voluntary arrangement with its creditors for the settlement of its debts or becomes subject to an administration order; or (ii) ARM has an order made against it, or passes a resolution, for its winding-up (except for the purposes of amalgamation or reconstruction) or has an encumbrancer take possession or has a receiver or similar officer appointed over all or substantially all of its property or assets. Notwithstanding anything to the contrary contained elsewhere in this Agreement, if this Agreement is terminated by LICENSEE in accordance with the provisions of Clause 13.2, any and all rights, including, without limitation, all licences granted to LICENSEE hereunder shall survive such termination subject to the terms and conditions of this Agreement including, without limitation, the continued payment of Royalties in accordance with the provisions of Clause 5.3.

14.3	Upon termination the provisions of Clauses 1, 5 (to the extent that any obligation under this Clause remains outstanding) 9, 10, 11, 12, 14 and 15 shall survive termination.

15.	General

15.1	All communications between the parties including, but not limited to, notices, royalty reports, error or bug reports, the exercise of options, and support requests shall be in the English language.

15.2	All notices which are required to be given hereunder shall be in writing and shall be sent to the address of the recipient set out in this Agreement or such other address as the recipient may designate by notice given in accordance with the provisions of this Clause. Any such notice may be delivered personally, by commercial overnight courier or facsimile transmission which shall be followed by a hard copy and shall be deemed to have been served if by hand when delivered, if by commercial overnight courier 48 hours after deposit with such courier, and if by facsimile transmission when dispatched.

15.3	Neither party shall assign or otherwise transfer this Agreement or any of its rights and obligations hereunder whether in whole or in part without the prior written consent of the other provided that such consent shall not be unreasonably withheld.

15.4	Neither party shall be liable for any failure or delay in its performance under this Agreement due to causes, including, but not limited to, acts of God, acts of civil or military authority, fires, epidemics, floods, earthquakes, riots, wars, sabotage, third party industrial disputes and governments actions, which are beyond its reasonable control; provided that the delayed party: (i) gives the other party written notice of such cause promptly, and in any event within fourteen (14) days of discovery thereof; and (ii) uses its reasonable efforts to correct such failure or delay in its performance. The delayed party’s time for performance or cure under this Clause 15.4 shall be extended for a period equal to the duration of the cause.

15.5	ARM and LICENSEE are independent parties. Neither company nor their employees, consultants, contractors or agents, are agents, employees or joint venturers of the other party, nor do they have

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the authority to bind the other party by contract or otherwise to any obligation. Neither party will represent to the contrary, either expressly, implicitly, by appearance or otherwise.

15.6	The parties agree that the terms and conditions of this Agreement shall be treated as Confidential Information hereunder and shall not be disclosed without the consent of both parties.

15.7	Failure by either party to enforce any provision of this Agreement shall not be deemed a waiver of future enforcement of that or any other provision.

15.8	If any provision of this Agreement, or portion thereof, is determined to be invalid or unenforceable the same will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement will continue in full force and effect.

15.9	The headings to the Clauses of this Agreement are for ease of reference only and shall not affect the interpretation or construction of this Agreement.

15.10	This Agreement may be executed in one or more counterparts each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

15.11	This Agreement, including all Schedules and documents referenced herein, constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes and replaces all prior or contemporaneous understandings or agreements, written or oral, regarding the subject matter. Except in respect of changes to the Trademark Guidelines (defined in Clause 4.2) which may be changed in accordance with the provisions of Clause 4.2, no amendment to, or modification of, this Agreement shall be binding unless in writing and signed by a duly authorized representatives of both parties.

15.12	This Agreement shall be governed by and construed in accordance with the laws of England. In the event that ARM commences proceedings against LICENSEE under this Agreement, the parties agree to submit to the jurisdiction of the Seoul District Court, Korea, for the purpose of hearing and determining any disputes arising out of this Agreement. In the event that LICENSEE commences proceedings against ARM under this Agreement, the parties agree to submit to the jurisdiction of the High Court of Justice, London, England, for the purpose of hearing and determining any disputes arising out of this Agreement.

15.13	LICENSEE and ARM acknowledge that each and every term and condition of this Agreement has been fully and completely negotiated and such terms and conditions closely relate to each other. In the event that the Korean governmental authorities, including the Korean Fair Trade Commission, during the review of this Agreement require a modification to one or more of the clauses of this Agreement, ARM shall have the option to renegotiate the entire Agreement or accept the applicable modification of the Agreement as required by such governmental authorities.

15.14	Subject to the mutual agreement of the authorized executives of the parties, ARM and LICENSEE agree to issue a mutually agreed press release detailing the relationship established and products licensed under this Agreement.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed by their duly authorized representatives:

ARM LIMITED:		HYNIX SEMICONDUCTOR LIMITED

SIGNED	Illegible	SIGNED	/s/ Jay Ho Chae
NAME:	Illegible	NAME:	Jay Ho Chae

TITLE:	EVP	TITLE:	VP

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